LSB FINANCIAL CORP. EXHIBIT 11 COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands)

	For the three months ended
	June 30, 2001			June 30, 2000

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$551	1,334,608	$0.41	$475	1,316,280	$0.36

Effect of dilutive securities
Options		24,258			17,818

Diluted EPS
Income available to common shareholders	$551	1,358,865	$0.41	$475	1,334,098	$0.36

	For the six months ended
	June 30, 2001			June 30, 2000
Basic EPS
Income available to common shareholders	$1,065	1,334,762	$0.80	$1,019	1,313,907	$0.78

Effect of dilutive securities
Options		23,203			21,544

Diluted EPS
Income available to common shareholders	$1,065	1,357,965	$0.78	$1,019	1,335,452	$0.76